Exhibit 10.11

28 February 2022

AMER SPORTS MANAGEMENT COMPANY (CAYMAN) LIMITED
as the Lender

and

AMER SPORTS MANAGEMENT HOLDING (CAYMAN) LIMITED
as the Borrower

INTERCOMPANY LOAN AGREEMENT

(FACILITY A PROCEEDS LOAN)

THIS AGREEMENT is dated      28 February      2022

PARTIES:

(1)	AMER SPORTS MANAGEMENT COMPANY (CAYMAN) LIMITED, an exempted limited company incorporated in the Cayman Islands and having its registered office at Conyers Trust Company (Cayman) Limited, P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Grand Cayman, Cayman Islands (the Lender); and

(2)	AMER SPORTS MANAGEMENT HOLDING (CAYMAN) LIMITED, an exempted limited company incorporated in the Cayman Islands and having its registered office at Conyers Trust Company (Cayman) Limited, P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Grand Cayman, Cayman Islands (the Borrower),

(together the parties and each a party).

WHEREAS:

(1)	Amer Sports Holding (Cayman) Limited (JVCo) entered into the Recourse Facilities Agreement on 6 December 2018, pursuant to which the Facility A Lenders have agreed to make Facility A available to JVCo. JVCo has borrowed EUR 1,300,000,000 under Facility A.

(2)	On or around the date of this Agreement, the Lender entered into an agreement to subscribe for shares in the Borrower (Subscription Agreement).

(3)	In accordance with the terms of the Subscription Agreement, the Lender has agreed to make funds available to the Borrower in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	The following words and phrases shall have the following meanings where used in this Agreement, except where the context otherwise requires.

Business Day means a day, other than a Saturday or Sunday or public holiday on which banks are generally open in London, Hong Kong, and Helsinki for general commercial business.

Facility A has the meaning given to that term in the Recourse Facilities Agreement.

Facility A Interest Payment Date has the meaning given to that term in Clause 3 (Interest).

Facility A Lenders means the institutions that are from time to time lenders in respect of Facility A.

Interest has the meaning given to that term in Clause 3 (Interest).

Interest Payment Date has the meaning given to that term in Clause 3 (Interest).

Liabilities means any amounts owed by the Borrower to the Lender under this Agreement.

Principal Amount means the sum of EUR3,701,890.19971431.

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Recourse Facilities Agreement means the senior facilities agreement dated 6 December 2018 and amended and restated on 19 December 2018 between, among others, JVCo and Anllian Sports Products Limited as the borrowers, certain financial institutions as arrangers and joint global coordinators and Citicorp International Limited as agent.

Repayment Date means 26 March 2029.

1.2	In this Agreement, unless the context requires otherwise:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality)

(b)	references to a party means a party to this Agreement and shall be construed so as to include its successors in title, personal representatives, permitted assigns and permitted transferees;

(c)	references to a paragraph or Clause are to those of this Agreement;

(d)	headings do not affect its interpretation;

(e)	the singular shall include the plural and vice versa, and references to one gender include all genders;

(f)	references to any document or any other agreement or instrument is a reference to that document, agreement or instrument as amended, novated, supplemented, extended or restated (in any case, however fundamentally);

(g)	references to any Hong Kong law legal term or concept shall, in respect of any jurisdiction other than Hong Kong, be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction; and

(h)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as merely illustrative and shall not limit the sense of the words preceding those terms.

1.3	Except as otherwise expressly provided in this Agreement, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made; (ii) any enactment that that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii), except to the extent that any of the matters referred to in (i) to (iii) occurs on or after the date of this Agreement and increases or alters the liability of a party under this Agreement.

1.4	If there is any inconsistency between any definition set out in this Clause 1 and a definition set out in any other clause, then, for the purposes of construing that clause, the definition set out in that clause shall prevail.

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2.	Loan

Subject to the terms of this Agreement, the Lender shall lend, and the Borrower shall borrow, the Principal Amount.

3.	Interest

3.1	Interest shall accrue on the outstanding amounts under the Liabilities until and including the day of actual repayment at such rate as will be agreed between the Lender and the Borrower from time to time, which rate will be equal to:

(a)	the rate of interest payable by JVCo in respect of Facility A borrowed by it under the Recourse Facilities Agreement;

plus

(b)	a margin to be determined by the Lender and the Borrower from time to time (if any),

and shall be calculated on the basis of actual number of days elapsed and a year of 360 days, provided that the first Interest period under this Agreement shall be deemed to begin on 1 January 2022 until 31 December 2022 (notwithstanding that this Agreement was entered into after 1 January 2022) (Interest).

4.	Repayment

The Borrower shall repay the Principal Amount (together with all interest accrued on the Principal Amount) on the Repayment Date, provided that the Principal Amount may be repaid by the Borrower in whole or in part at any time.

5.	Payments

5.1	All payments to be made under this Agreement shall be made on the relevant due date in euros and in immediately and freely available same day funds without any deduction or withholding for or on account of tax (unless required by law).

5.2	If the due date for any payment under this Agreement is not a Business Day, such payment shall be made on the next following Business Day.

5.3	All payments due to be made by the Borrower shall be made into such bank account as the Lender may specify in writing from time to time.

6.	Assignments and Transfers

No party shall assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement.

7.	Invalidity

Each of the provisions of this Agreement is severable. If and to the extent that any provision of this Agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the law of any jurisdiction; but

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(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this Agreement, nor the validity or enforceability of that provision under the law of any other jurisdiction shall in any way be affected or impaired as a result of this Clause 7.

8.	Waiver of Rights

No waiver by the Lender or the Borrower of a failure by the other party to this Agreement to perform any provision of this Agreement operates or is to be construed as a waiver in respect of any other failure whether of a like or different character.

9.	Notices

9.1	Any communications to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

9.2	The address and fax number of each Party for any communication or document to be made or delivered under or in connection with this Agreement shall be the address and fax number as notified by the Lender and the Borrower to each other from time to time.

10.	Amendments

A variation of this Agreement is valid only if it is in writing and signed by or on behalf of the Lender and the Borrower.

11.	Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

12.	Third party rights

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Cap 623 of the Laws of Hong Kong) or any other statutory provision to enforce any of its terms.

13.	Governing Law and Jurisdiction

13.1	This Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, the laws of Hong Kong.

13.2	Any Dispute shall be referred to, and finally resolved by, arbitration administered by the Hong Kong International Arbitration Centre (the HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

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13.3	The tribunal shall consist of three arbitrators; one appointed by the applicant(s), one appointed by the respondent(s) and one who shall be appointed by the mutual agreement of the other two arbitrators. The seat of arbitration shall be Hong Kong and the language to be used in the arbitral proceedings shall be English.

13.4	Notwithstanding this Clause 13, the parties shall retain the right to seek injunctive or interlocutory relief from any court of competent jurisdiction pending the commencement or determination of any arbitration proceedings.

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As witness this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

For and on behalf of

AMER SPORTS MANAGEMENT COMPANY (CAYMAN) LIMITED

By:	/s/ TAO Tak Yan Dennis
Name:	TAO Tak Yan Dennis
Title:	Director

[Signature Page – A Type Shareholder Loan (Co-Invest to Scheme Issuer)]

For and on behalf of

AMER SPORTS MANAGEMENT COMPANY (CAYMAN) LIMITED

By:	/s/ TAO Tak Yan Dennis
Name:	TAO Tak Yan Dennis
Title:	Director

[Signature Page – A Type Shareholder Loan (Co-Invest to Scheme Issuer)]